Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR FISCAL 2018 RESULTS
BOARD OF DIRECTORS AUTHORIZES $500.0 MILLION STOCK REPURCHASE PROGRAM
Fourth quarter revenue up 26% to $1.2 billion
Comparable sales increase 16%, or 17% on a constant dollar basis
Diluted EPS of $1.65, or adjusted diluted EPS of $1.85
Vancouver, British Columbia - March 27, 2019 - lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the fourth quarter and fiscal year ended February 3, 2019.
The summary below provides both GAAP and adjusted non-GAAP financial measures. The adjusted financial measures exclude the amounts recognized in connection with U.S. tax reform, taxes on the repatriation of foreign earnings, and the restructuring of our ivivva operations and its related tax effects during fiscal 2018 and fiscal 2017.
For the fourth quarter ended February 3, 2019:

•	Net revenue was $1.2 billion, an increase of 26% compared to the fourth quarter of fiscal 2017. On a constant dollar basis, net revenue increased 27%.

•	Excluding net revenue from the 53rd week of fiscal 2018, total comparable sales increased 16%, or increased 17% on a constant dollar basis.

–	Comparable store sales increased 6%, or increased 7% on a constant dollar basis.

–	Direct to consumer net revenue increased 37%, or increased 39% on a constant dollar basis.

•	Gross profit was $668.6 million, an increase of 28% compared to the fourth quarter of fiscal 2017. It increased 28% compared adjusted gross profit in the fourth quarter of fiscal 2017.

•
Gross margin was 57.3%, an increase of 100 basis points compared to the fourth quarter of fiscal 2017. It increased 110 basis points compared to adjusted gross margin in the fourth quarter of fiscal 2017.

•
Income from operations was $331.4 million, an increase of 29% compared to the fourth quarter of fiscal 2017. It increased 28% compared to adjusted income from operations in the fourth quarter of fiscal 2017.

•
Operating margin was 28.4%, an increase of 80 basis points compared to the fourth quarter of fiscal 2017. It increased 60 basis points compared to adjusted operating income in the fourth quarter of fiscal 2017.

•
Income tax expense was $115.8 million compared to $137.7 million in the fourth quarter of fiscal 2017 and the effective tax rate was 34.6% compared to 53.5%. The adjusted effective tax rate was 26.9% compared to 30.6% in the fourth quarter of fiscal 2017.

•	Diluted earnings per share were $1.65 compared to $0.88 in the fourth quarter of fiscal 2017. Adjusted diluted earnings per share were $1.85 compared to $1.33 for the fourth quarter of fiscal 2017.

•	The Company repurchased 1.5 million shares of its own common stock at an average cost of $120.99 per share in the fourth quarter of fiscal 2018.
For the fiscal year ended February 3, 2019:

•	Net revenue was $3.3 billion, an increase of 24% compared to fiscal 2017. On a constant dollar basis, net revenue increased 25%.

•	Excluding net revenue from the 53rd week of fiscal 2018, total comparable sales increased 18%, or increased 18% on a constant dollar basis.

–	Comparable store sales increased 7%, or increased 8% on a constant dollar basis.

–	Direct to consumer net revenue increased 45%, or increased 46% on a constant dollar basis.

•	Company-operated stores which have been open for at least one year averaged sales of $1,579 per square foot.

•	Gross profit was $1.8 billion, an increase of 30% compared to fiscal 2017. It increased 29% compared to adjusted gross profit in fiscal 2017.

•	Gross margin was 55.2%, an increase of 240 basis points compared to fiscal 2017. It increased 210 basis points compared to adjusted gross margin in fiscal 2017.

•	Income from operations was $705.8 million, an increase of 55% compared to fiscal 2017. It increased 40% compared to adjusted income from operations in fiscal 2017.

•	Operating margin was 21.5%, an increase of 430 basis points compared to fiscal 2017. It increased of 250 basis points compared to adjusted operating margin in fiscal 2017.

•
Income tax expense was $231.4 million compared to $201.3 million in fiscal 2017 and the effective tax rate was 32.4% compared to 43.8% for fiscal 2017. The adjusted effective tax rate was 28.0% compared to 30.5% for fiscal 2017.

•	Diluted earnings per share were $3.61 compared to $1.90 in fiscal 2017. Adjusted diluted earnings per share were $3.84 compared to $2.59 in fiscal 2017.

•	The Company repurchased 4.9 million shares of its own common stock at an average cost of $121.10 per share in fiscal 2018.
The Company ended fiscal 2018 with $881.3 million in cash and cash equivalents compared to $990.5 million at the end of fiscal 2017. Inventories at the end of fiscal 2018 increased by 23% to $404.8 million compared to $329.6 million at the end of fiscal 2017. The Company ended the year with 440 stores.
The Company also announced that its board of directors has approved an additional stock repurchase program for up to $500.0 million of its common shares in the open market at prevailing market prices, including under plans complying with the provisions of Rule 10b5-1 and Rule 10b-18 of the Securities Exchange Act of 1934, or in privately negotiated transactions. The timing and actual number of common shares to be repurchased will depend upon market conditions, eligibility to trade, and other factors, in accordance with Securities and Exchange Commission requirements, and the repurchase program is expected to be completed in two years. The stock repurchase program is intended to create shareholder value by making opportunistic repurchases during periods of favorable market conditions. Shares may be repurchased from time to time on the open market, through block trades or otherwise. Purchases may be started or stopped at any time without prior notice depending on market conditions and other factors.
Calvin McDonald, Chief Executive Officer, commented: "lululemon has delivered one of its strongest years yet, a result of broad-based strength across the business. I'm thrilled that we achieved several of our 2020 goals ahead of schedule, and want to thank our teams for their passion, hard work and connection with our guests every day. We are energized to build upon our momentum and to seize the many opportunities ahead for lululemon around the world."
Fiscal 2019 Outlook
For the first quarter of fiscal 2019, we expect net revenue to be in the range of $740 million to $750 million based on a total comparable sales increase in the low-double digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $0.68 to $0.70 for the quarter. This guidance assumes 132 million diluted weighted-average shares outstanding and a 28% tax rate. The guidance does not reflect potential future repurchases of the Company's shares.
For the full fiscal 2019, we expect net revenue to be in the range of $3.700 billion to $3.740 billion based on a total comparable sales increase in the low-double digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $4.48 to $4.55 for the full year. This guidance assumes 132 million diluted weighted-average shares outstanding and a 28% tax rate. The guidance does not reflect potential future repurchases of the Company's shares.
Conference Call Information
A conference call to discuss fiscal 2018 results is scheduled for today, March 27, 2019, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: http://

investor.lululemon.com/events.cfm. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, creating transformational products and experiences which enable people to live a life they love. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measures
Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue, and the adjusted financial results are non-GAAP financial measures.
A constant dollar basis assumes the average foreign exchange rates for the period remained constant with the average foreign exchange rates for the same period of the prior year. We provide constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue because we use these measures to understand the underlying growth rate of net revenue excluding the impact of changes in foreign exchange rates. We believe that disclosing these measures on a constant dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
Adjusted gross profit, gross margin, income from operations, operating margin, income tax expense, effective tax rates, and diluted earnings per share exclude the amounts recognized in connection with U.S. tax reform, taxes on repatriation of foreign earnings, and the costs and related tax effects recognized in connection with the restructuring of our ivivva operations. We believe these adjusted financial measures are useful to investors as the adjustments do not directly relate to our ongoing business operations and therefore do not contribute to a meaningful evaluation of the trend in our operating performance. Furthermore, we do not believe the adjustments are reflective of our expectations of our future operating performance and believe these non-GAAP measures are useful to investors because of their comparability to our historical information.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include our guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand; the acceptability of our products to our guests; our highly competitive market and increasing competition; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast guest demand for our products; our ability to safeguard against security breaches with respect to our information technology systems; any material disruption of our information systems; our ability to have technology-based systems function effectively and grow our e-commerce business globally; changes in consumer shopping preferences and shifts in distribution channels; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international markets; our ability to deliver our products to the market and to meet guest expectations if we have problems with our distribution system; imitation by our competitors; our ability to protect our intellectual property rights; changes in tax laws or unanticipated tax liabilities; our ability to source our merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; our ability to manage our growth and the increased complexity of our business effectively; our ability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in South and South East Asia; the operations of many of our suppliers are subject to international and other risks; our ability to successfully open new store locations in a timely manner; our ability to comply with trade and other regulations; the service of our senior management; seasonality; fluctuations in foreign currency exchange rates; conflicting trademarks and the prevention of sale of certain products; our exposure to various types of litigation; actions of activist stockholders; anti-takeover provisions in our certificate of incorporation and bylaws; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
lululemon athletica inc.
Howard Tubin
1-604-732-6124

or

ICR, Inc.
Joseph Teklits/Caitlin Morahan
1-203-682-8200

Media Contact:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124

or

Brunswick Group
Blake Sonnenshein
1-212-333-3810

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Quarter Ended		Fiscal Year Ended
	February 3, 2019	January 28, 2018	February 3, 2019	January 28, 2018
Net revenue	$1,167,458	$928,802	$3,288,319	$2,649,181
Costs of goods sold	498,875	406,291	1,472,032	1,250,391
Gross profit	668,583	522,511	1,816,287	1,398,790
As a percent of net revenue	57.3%	56.3%	55.2%	52.8%
Selling, general and administrative expenses	337,163	264,232	1,110,451	904,264
As a percent of net revenue	28.9%	28.4%	33.8%	34.1%
Asset impairments and restructuring costs	—	2,001	—	38,525
As a percent of net revenue	—%	0.2%	—%	1.5%
Income from operations	331,420	256,278	705,836	456,001
As a percent of net revenue	28.4%	27.6%	21.5%	17.2%
Other income (expense), net	2,861	1,226	9,414	3,997
Income before income tax expense	334,281	257,504	715,250	459,998
Income tax expense	115,816	137,743	231,449	201,336
Net income	$218,465	$119,761	$483,801	$258,662

Basic earnings per share	$1.66	$0.88	$3.63	$1.90
Diluted earnings per share	$1.65	$0.88	$3.61	$1.90
Basic weighted-average shares outstanding	131,878	135,381	133,413	135,988
Diluted weighted-average shares outstanding	132,466	135,723	133,971	136,198

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	February 3, 2019	January 28, 2018
ASSETS
Current assets
Cash and cash equivalents	$881,320	$990,501
Inventories	404,842	329,562
Prepaid and receivable income taxes	49,385	48,948
Other current assets	93,735	67,271
Total current assets	1,429,282	1,436,282
Property and equipment, net	567,237	473,642
Goodwill and intangible assets, net	24,239	24,679
Deferred income taxes and other non-current assets	63,953	63,880
Total assets	$2,084,711	$1,998,483
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$95,533	$24,646
Accrued inventory liabilities	16,241	13,027
Accrued compensation and related expenses	109,181	70,141
Current income taxes payable	67,412	15,700
Unredeemed gift card liability	99,412	82,668
Other current liabilities	112,698	86,416
Total current liabilities	500,477	292,598
Non-current income taxes payable	42,099	48,268
Deferred income tax liability	14,249	1,336
Other non-current liabilities	81,911	59,321
Stockholders' equity	1,445,975	1,596,960
Total liabilities and stockholders' equity	$2,084,711	$1,998,483

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Fiscal Year Ended
	February 3, 2019	January 28, 2018
Cash flows from operating activities
Net income	$483,801	$258,662
Adjustments to reconcile net income to net cash provided by operating activities	258,978	230,675
Net cash provided by operating activities	742,779	489,337
Net cash used in investing activities	(242,794)	(173,392)
Net cash used in financing activities	(590,214)	(97,862)
Effect of exchange rate changes on cash	(18,952)	37,572
(Decrease) increase in cash and cash equivalents	(109,181)	255,655
Cash and cash equivalents, beginning of year	$990,501	$734,846
Cash and cash equivalents, end of year	$881,320	$990,501

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited

Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue
The below changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue show the net change for the fourth quarter of fiscal 2018 compared to the fourth quarter of fiscal 2017.

	Change in Net Revenue	Change in Total Comparable Sales[1,2,3]	Change in Comparable Store Sales[2,3]	Change in Direct to Consumer Net Revenue[3]
Increase	26%	16%	6%	37%
Adjustments due to foreign exchange rate changes	1	1	1	2
Increase in constant dollars	27%	17%	7%	39%
The below changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue show the net change for fiscal 2018 compared to fiscal 2017.

	Change in Net Revenue	Change in Total Comparable Sales[1,2,3]	Change in Comparable Store Sales[2,3]	Change in Direct to Consumer Net Revenue[3]
Increase	24%	18%	7%	45%
Adjustments due to foreign exchange rate changes	1	—	1	1
Increase in constant dollars	25%	18%	8%	46%
__________
1Total comparable sales includes comparable store sales and direct to consumer sales.
2Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 full fiscal months, or open for at least 12 full fiscal months after being significantly expanded.
3Net revenue from the 53rd week of fiscal 2018 is excluded from the calculation.

Adjusted Financial Measures
The following tables reconcile adjusted financial measures with the most directly comparable measures calculated in accordance with GAAP. The adjustments relate to the amounts recognized in connection with U.S. tax reform, taxes on repatriation of foreign earnings, and the restructuring of our ivivva operations and its related tax effects. Please refer to Notes 13 and 14 to the audited consolidated financial statements included in Item 8 of Part II of our Report on Form 10-K to be filed with the SEC on or about March 27, 2019 for further information on these adjustments.

	Quarter Ended February 3, 2019
	GAAP Results	Adjustments		Adjusted Results (Non-GAAP)
		Tax on Repatriation of Foreign Earnings	U.S. Tax Reform
	(In thousands, except per share amounts)
Gross profit	$668,583	$—	$—	$668,583
Gross margin	57.3%	—%	—%	57.3%
Income from operations	331,420	—	—	331,420
Operating margin	28.4%	—%	—%	28.4%
Income before income tax expense	334,281	—	—	334,281
Income tax expense	115,816	(23,714)	(2,301)	89,801
Effective tax rate	34.6%	(7.0)%	(0.7)%	26.9%
Diluted earnings per share	$1.65	$0.18	$0.02	$1.85

	Quarter Ended January 28, 2018
	GAAP Results	Adjustments		Adjusted Results (Non-GAAP)
		Restructuring of ivivva Operations	U.S. Tax Reform
	(In thousands, except per share amounts)
Gross profit	$522,511	$(143)	$—	$522,368
Gross margin	56.3%	(0.1)%	—%	56.2%
Income from operations	256,278	1,858	—	258,136
Operating margin	27.6%	0.2%	—%	27.8%
Income before income tax expense	257,504	1,858	—	259,362
Income tax expense	137,743	855	(59,294)	79,304
Effective tax rate	53.5%	0.1%	(23.0)%	30.6%
Diluted earnings per share	$0.88	$0.01	$0.44	$1.33

	Fiscal Year Ended February 3, 2019
	GAAP Results	Adjustments		Adjusted Results (Non-GAAP)
		Tax on Repatriation of Foreign Earnings	U.S. Tax Reform
	(In thousands, except per share amounts)
Gross profit	$1,816,287	$—	$—	$1,816,287
Gross margin	55.2%	—%	—%	55.2%
Income from operations	705,836	—	—	705,836
Operating margin	21.5%	—%	—%	21.5%
Income before income tax expense	715,250	—	—	715,250
Income tax expense	231,449	(23,714)	(7,464)	200,271
Effective tax rate	32.4%	(3.3)%	(1.1)%	28.0%
Diluted earnings per share	$3.61	$0.18	$0.05	$3.84

	Fiscal Year Ended January 28, 2018
	GAAP Results	Adjustments		Adjusted Results (Non-GAAP)
		Restructuring of ivivva Operations	U.S. Tax Reform
	(In thousands, except per share amounts)
Gross profit	$1,398,790	$8,698	$—	$1,407,488
Gross margin	52.8%	0.3%	—%	53.1%
Income from operations	456,001	47,223	—	503,224
Operating margin	17.2%	1.8%	—%	19.0%
Income before income tax expense	459,998	47,223	—	507,221
Income tax expense	201,336	12,741	(59,294)	154,783
Effective tax rate	43.8%	(0.4)%	(12.9)%	30.5%
Diluted earnings per share	$1.90	$0.25	$0.44	$2.59

lululemon athletica inc.
Store Count and Square Footage1
Fifty-Three Weeks Ended February 3, 2019
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
1st Quarter	404	7	—	411
2nd Quarter	411	5	1	415
3rd Quarter	415	11	—	426
4th Quarter	426	16	2	440

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2]	Gross Square Feet Lost During the Quarter[2]	Total Gross Square Feet at the End of the Quarter
1st Quarter	1,262	15	—	1,277
2nd Quarter	1,277	29	3	1,303
3rd Quarter	1,303	52	1	1,354
4th Quarter	1,354	77	5	1,426
 __________
1Store count and square footage summary includes company-operated stores which are branded lululemon and ivivva. Excludes retail locations operated by third parties under license and supply arrangements.
2Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.